Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tarena International, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-204494, No. 333-197226 and No. 333-228771) on Form S-8 of Tarena International, Inc. of our report dated April 13, 2021, with respect to the consolidated balance sheets of the Company as of December 31, 2019 and 2020, and the related consolidated statements of comprehensive loss, cash flows and changes in equity for the years ended December 31, 2018, 2019 and 2020, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2020 annual report on Form 20-F of Tarena International, Inc.

/s/ Marcum Bernstein & Pinchuk LLP
Marcum Bernstein & Pinchuk LLP
Beijing, China
April 13, 2021